EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valmie Resources, Inc.

Reno, NV

We hereby consent to the incorporation by reference of our report dated February 26, 2013, with respect to the financial statements of  Valmie Resources, Inc. for the years ended November 30, 2012 and 2011 and for the period from inception on August 26, 2011 to  November 30, 2012, in the Registration Statement of Valmie Resources, Inc. on a Post Effective Amendment No. 1 to Form S-1 to be filed on or about July 22, 2013.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Anderson Bradshaw PLLC

Anderson Bradshaw PLLC

Salt Lake City, Utah

July 22, 2013